Exhibit 99.2

ITEM 6.	SELECTED FINANCIAL DATA
The following selected financial data for 2012, 2011, 2010, 2009, and 2008 should be read in conjunction with the accompanying consolidated financial statements and related notes in "Item 8. Financial Statements and Supplementary Data" hereof.

	As of December 31,
	2012	2011	2010	2009	2008
Total assets	$350,260,242	$345,322,607	$360,491,122	$371,571,157	$390,986,924
Total liabilities	$140,173,053	$155,514,335	$199,831,437	$244,046,346	$298,712,216
Total stockholders’ equity	$210,087,189	$189,808,272	$160,659,685	$127,524,811	$92,274,708
Outstanding debt	$132,356,123	$122,025,672	$168,840,592	$216,841,297	$274,332,679
Outstanding long-term debt	$132,356,123	$122,025,672	$168,840,592	$—	$208,600,930
	For the Year Ended December 31,
	2012	2011	2010	2009	2008
Total revenues	$44,199,779	$40,017,827	$47,582,144	$52,245,649	$48,271,055
Net loss	$(8,870,732)	$(11,945,363)	$(15,809,720)	$(19,948,257)	$(53,274,682)
Net loss available to common stockholders	$(9,244,724)	$(13,502,038)	$(19,518,100)	$(23,588,636)	$(56,317,035)
Adjusted EBITDA(1)	$15,468,471	$7,169,366	$10,509,644	$13,738,972	$10,830,037
Cash flows provided by (used in) operating activities	$11,425,870	$4,572,131	$5,154,517	$5,029,535	$(6,593,970)
Cash flows (used in) provided by investing activities	$(18,342,419)	$(536,033)	$(937,989)	$(1,646,784)	$3,000,109
Cash flows provided by (used in) financing activities	$11,288,668	$(5,976,092)	$(1,064,439)	$(1,865,964)	$6,239,172
Per-share data—basic and diluted:
Net loss available to common stockholders	$(0.73)	$(1.19)	$(2.14)	$(3.41)	$(15.03)
Weighted-average common shares outstanding	12,741,822	11,395,632	9,122,648	6,922,680	3,748,310

(1)
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Adjusted EBITDA” for the definition and information regarding why we present Adjusted EBITDA and for a reconciliation of this non-GAAP financial measure to net loss.